Exhibit 4.2

SUPPLEMENT TO WARRANT REGISTRATION RIGHTS AGREEMENT

THIS SUPPLEMENT TO WARRANT REGISTRATION RIGHTS AGREEMENT, dated as of December 18, 2008 (the “Supplement”), is executed by Transocean Ltd., a Swiss corporation (the “Parent”), and Transocean Inc. (formerly Transocean Sedco Forex Inc.), a company incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS, pursuant to the Warrant Registration Rights Agreement, dated as of April 22, 1999 (the “Registration Rights Agreement”), by and between R&B Falcon Corporation, a Delaware corporation (“R&B Falcon”), and Donaldson, Lufkin & Jenrette Securities Corporation, R&B Falcon agreed to provide the registration rights set forth therein; and

WHEREAS, pursuant to the Warrant Agreement dated as of April 22, 1999 (the “Warrant Agreement”), by and between R&B Falcon and the American Stock Transfer & Trust Company, a bank and trust company organized and existing under the laws of New York (the “Predecessor Warrant Agent”), R&B Falcon appointed the Predecessor Warrant Agent to act as agent for R&B Falcon in connection with the issuance, exchange, cancellation, replacement and exercise of warrants (the “Warrants”) to purchase 35 shares of common stock, par value $0.01 per share, of R&B Falcon (“R&B Falcon Common Stock”) issued pursuant to the Warrant Agreement at an exercise price of $9.50 per share of R&B Falcon Common Stock; and

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of August 19, 2000, by and among the Company, Transocean Holdings Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Sub”), TSF Delaware Inc., a Delaware corporation and a wholly owned subsidiary of Sub, and R&B Falcon (i) each outstanding share of R&B Falcon Common Stock was converted into the right to receive 0.5 ordinary shares, par value $0.01 per share, of the Company (“Company Ordinary Shares”) and (ii) R&B Falcon became an indirect wholly owned subsidiary of the Company (the “R&B Falcon Merger”); and

WHEREAS, pursuant to a Supplement to Warrant Agreement dated as of January 31, 2001, the Company assumed the Warrants and the Warrants became exercisable for 17.5 Company Ordinary Shares at an exercise price of $19.00 per Company Ordinary Share; and

WHEREAS, pursuant to a Supplement to Warrant Registration Rights Agreement, dated as of January 31, 2001 (the “2001 Supplement”), the Company assumed the obligations of R&B Falcon under the Registration Rights Agreement; and

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of July 21, 2007, by and among the Company, GlobalSantaFe Corporation, a company incorporated under the laws of the Cayman Islands, and Transocean Worldwide Inc., a company incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of the Company, each outstanding Company Ordinary Share was reclassified as, and converted into, (i) 0.6996 validly issued, fully paid and nonassessable Company Ordinary Shares, and (ii) $33.03 in cash (the “Reclassification”); and

WHEREAS, pursuant to Sections 17(a) and (c) of the Warrant Agreement, upon consummation of the Reclassification, the Warrants became exercisable for 12.243 Company Ordinary Shares at an exercise price of $21.74 per Company Ordinary Share; and

WHEREAS, pursuant to an Amendment to Warrant Agreement, dated as of November 27, 2007, each Warrant became exercisable for, at the election of the holder of such Warrant, subject to the provisions contained in the Warrant Agreement and in the certificate evidencing such Warrant, 12.243 Company Ordinary Shares and $578.025 at an exercise price of $19.00 per Company Ordinary Share for which such Warrant was exercisable prior to consummation of the Reclassification in lieu of the adjustment of such Warrant pursuant to Section 17 of the Warrant Agreement in connection with the Reclassification; and

WHEREAS, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 9, 2008, by and among the Company, the Parent and Transocean Cayman Ltd., a company incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of the Parent (“Transocean-Acquisition”), (i) the Company merged by way of schemes of arrangement under Cayman Islands law with Transocean-Acquisition, with the Company as the surviving company (the “Merger”), (ii) the Company became a direct, wholly owned subsidiary of the Parent and (iii) each outstanding Company Ordinary Share was exchanged for one registered share, par value 15.00 Swiss francs per share, of the Parent (“Parent Shares”); and

WHEREAS, pursuant to Section 3.3 of the Merger Agreement and the Supplement to Warrant Agreement, dated as of December 18, 2008 by and among the Company, the Parent and The Bank of New York, a bank trust company organized and existing under the laws of New York and successor warrant agent to the Predecessor Warrant Agent, the Parent has assumed the Warrants; and

WHEREAS, the Parent expects to file a registration statement on Form S-3 (the “Registration Statement”), which shall be effective upon filing with the Securities and Exchange Commission, covering the Warrants and the issuance of Parent Shares upon exercise of the Warrants (the “Warrant Shares”), and the Warrants and the Warrant Shares issued pursuant to such Registration Statement will be freely transferable, except for restrictions applicable to “affiliates” of the Company under the Securities Act of 1933, as amended (it being understood that, provided the Registration Statement remains effective until the earlier of the expiration or exercise of all Warrants, there will be no Transfer Restricted Securities (as defined in the Registration Rights Agreement)).

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

1. The Parent hereby assumes all obligations of the Company under the Registration Rights Agreement and agrees to be bound by all of the provisions thereof, as amended by the 2001 Supplement and this Supplement.

2. To the extent that any provision hereof conflicts with any provision of the Registration Rights Agreement, the provision hereof shall control.

3. Except as expressly supplemented and amended hereby, the terms and conditions of the Registration Rights Agreement shall remain in full force and effect.

4. Notwithstanding the date of execution hereof, this Supplement shall be deemed effective as of the Effective Time (as defined in the Merger Agreement) and if such Effective Time does not occur, this Supplement shall be void and of no force or effect.

5. This Supplement shall be governed by and construed in accordance with the laws of New York.

6. This Supplement may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed, as of the day and year first above written.

TRANSOCEAN LTD.

By:	/s/ Eric B. Brown
Name:	Eric B. Brown
Title:	Senior Vice President and General Counsel

TRANSOCEAN INC.

By:	/s/ Eric B. Brown
Name:	Eric B. Brown
Title:	Senior Vice President and General Counsel